Re: Questions 72DD1, 77DD2, 73A1, 73A2, 74U1, 74U2, 74V1 and 74V2

The following funds offer Class A, Class C and Class I shares.

Emerging Markets Fund 			(Series 1)
Asia Fund 				(Series 2)
Emerging Markets Great Consumer Fund 	(Series 5)
Asia Great Consumer Fund 		(Series 6)
Global Dynamic Bond Fund 		(Series 8)

The following is a class breakout of the Total income dividends for which record date passed (72DD1,72DD2, 73A1 and 73A2) during the period ended October 31, 2017 :
			            Distributions    Distribution
Class A:			     	 (000's)         per share

Emerging Markets Fund        		-		-
Asia Fund				-           	-
Emerging Markets Great Consumer Fund	-		-
Asia Great Consumer Fund		- 	     	-
Global Dynamic Bond Fund		$4	     $0.073299


Class C:

Emerging Markets Fund       		-		-
Asia Fund				-          	-
Emerging Markets Great Consumer Fund	-		-
Asia Great Consumer Fund		-	    	-
Global Dynamic Bond Fund		$3	     $0.053999

Class I:

Emerging Markets Fund       		-	        -
Asia Fund				-        	-
Emerging Markets Great Consumer Fund	-		-
Asia Great Consumer Fund		- 	    	-
Global Dynamic Bond Fund		$123	     $0.079685



Within the N-SAR, the number of shares outstanding (74U1 and 74U2) presented have been combined as follows:

	 74U1  Class A shares
	 74U2  Class C and Class I shares

 The following is a class breakout of the NAV's and shares outstanding (000's) at October 31, 2017:

 	 				NAV		Shares
							Outstanding
  					                (000's)
Class A:

Emerging Markets Fund       		12.75          	72
Asia Fund				12.97        	52
Emerging Markets Great Consumer Fund	13.91		1,649
Asia Great Consumer Fund		14.89		441

Class C:

Emeriging Markets Fund       		12.06      	54
Asia Fund	     			12.22       	42
Emerging Markets Great Consumer Fund	13.18 		1,163
Asia Great Consumer Fund		14.10		341


Class I:

Emerging Markets Fund       		12.95         	2,524
Asia Fund	     			13.25        	1,209
Emerging Markets Great Consumer Fund	14.14		11,832
Asia Great Consumer Fund		15.13		3,109